UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2019

Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38029 (Commission File Number)	33-1229046 (I.R.S. Employer Identification Number)

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.b-2 of this chapter)

Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2019, Steven P. Miller resigned his position as a member of the Board of Directors (the “Board”) of Akoustis Technologies, Inc. (the “Company”) and its Technology Committee. Mr. Miller’s departure was not due to any disagreement concerning the Company’s financial statements, policies or practices; rather, Mr. Miller indicated that he has accomplished his goals for his tenure with the Company.

In his resignation letter to the Board, Mr. Miller commented, “I believe I have accomplished what I set out to do when I accepted the position.  I have enjoyed being a part of Akoustis’ early development and seeing the results of the hard work of so many people at both [Akoustis] facilities.” Mr. Miller continued in his letter, “I appreciate the contributions of the current board members and the leadership Jeff [Shealy] has demonstrated.  I wholeheartedly support your efforts and remain a committed shareholder.”

The Company thanks Mr. Miller for his service, wishes him well in his future endeavors, and plans to celebrate his service during the next regularly-scheduled Board meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akoustis Technologies, Inc.
Date: April 10, 2019	By:	/s/ Kenneth Boller
	Name:	Kenneth Boller
	Title:	Interim Chief Financial Officer